Exhibit 10.33

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September 11, 2003 by and between Specialty Laboratories, Inc., a California corporation (the “Company”), and Cheryl G. Gallarda (“Executive”), and is effective upon execution by the Executive and approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

1.             Duties and Responsibilities.

A.            Executive shall serve as the Company’s Vice-President, Business Operations or such other title or position as may be designated from time to time by the Board of Directors.

B.            Executive agrees to devote his/her full time and attention to the Company, to use his/her best efforts to advance the business and welfare of the Company, to render his/her services under this Agreement fully, faithfully, diligently, competently and to the best of his/her ability, and not to engage in any other employment activities to the extent such other employment interferes with the Company’s business or the performance of the Executive’s duties hereunder.

C.            Executive shall be based at the Company’s office located in Santa Monica, California (which the Company may move to Valencia, California), but Executive may be required to travel to other geographic locations in connection with the performance of his/her Executive duties.

2.             Period of Employment.

Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing September 11, 2003 and continuing until this Agreement terminates pursuant to written notification by either the Company or Executive, which notification may occur at any time for any reason or no reason.  The period during which the Executive provides services to the Company pursuant to this Agreement shall be referenced in this Agreement as the “Employment Period.”

3.             Cash Compensation.

A.            Executive’s base salary shall be payable in accordance with the Company’s standard payroll schedule (“Base Salary”).  Executive’s compensation shall be subject to periodic review by the Company, and may be increased or decreased in the Company’s discretion with approval of the Compensation Committee.

B.            For each fiscal year during the Employment Period, Executive shall be eligible for an incentive bonus in the Company’s sole discretion (“Incentive Bonus”).  For each full fiscal year of employment during the Employment Period, Executive shall be eligible for an Incentive Bonus, targeted at twenty percent (20%) of his/her annual base salary.  The Incentive Bonus amount will be based on a number of factors, including but not limited to:  (1) the financial performance of the Company as determined and measured by the Company’s Board of Directors, and (2) Executive’s achievement of management targets and goals as set by the Company.  The Incentive Bonus amount is intended to reward contribution to the Company’s performance over an entire fiscal year, and to encourage continuing contribution, and consequently will be paid only if Executive is employed and in good standing at the time of bonus payments, which generally occurs within ninety (90) days after the close of the Company’s fiscal year.  Determination of the amount of Incentive Bonus, or whether any Incentive Bonus shall be paid, will be made in the Company’s sole discretion.

C.            The Company shall deduct and withhold from the compensation payable to Executive hereunder, including the Incentive Bonus (if any), any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required or authorized by Executive to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.             Equity Participation.

Pursuant to the Company’s 2000 Stock Incentive Plan, Executive may have previously been granted a specific number of options to purchase shares of the Company’s common stock (the “Options”), with certain vesting schedules and exercise prices, and except as specifically detailed herein, such grants remain in effect and are not affected by this Agreement.

5.             Expense Reimbursement.

In addition to the compensation specified in Section 3, Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his/her duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of Federal and state taxing authorities.

6.             Fringe Benefits.

A.            Executive shall, throughout the Employment Period (after any applicable waiting period for new employees as specified in Company policies), be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other Executive perquisites which are made available to the Company’s Executives and for which Executive qualifies.  The Company’s Employee Handbook, copies of which Executive acknowledges were provided to Executive by Company, set forth further information concerning these benefits.

B.            Executive shall earn vacation time during the Employment Period at the rate of three (3) weeks per year. Vacation shall accrue and be taken pursuant to the Company’s vacation benefit policy set forth in the Company’s Employee/Team Member Handbook, up to a maximum accrual of 160 hours, or four (4) weeks, of unused vacation time.  Once this maximum accrual is reached, the accrual will stop until Executive reduces the vacation balance by taking vacation time.

7.             Severance Pay for Exercise of the At-Will Clause.

A.            Notwithstanding any of the provisions of this Agreement, Executive’s employment with the Company is “at will”, which means that it is not for a specific term and may be terminated by either the Company or Executive at any time, for any reason or no reason, without advance notice.  Similarly the Company may change the terms and conditions of Executive’s employment at any time, for any reason, without advance notice.

B.            Should the Company terminate Executive’s employment for Cause (as defined in Section 9 below), or should Executive voluntarily resign (other than a resignation for Good Reason (as defined in Section 8 below)), the Company shall have no obligation to Executive under this Agreement other than for accrued but unpaid salary and vacation time as of the date of termination.

C.            If the Company terminates Executive’s employment other than for Cause, or if Executive resigns for Good Reason, the Company shall pay to Executive (in either a lump sum or on a bi-weekly basis, at the sole discretion of the Company) severance pay in the amount equivalent to nine (9) months of Executive’s Base Salary immediately preceding such termination of Executive’s employment, and Company shall also make a lump sum payment to Executive of an amount equivalent to the payments necessary for continuation of Executive’s health benefits for nine (9) months under COBRA (such payments collectively “Severance Compensation”).  Any election of coverage under COBRA will be at Executive’s sole discretion and expense.  Executive must comply with the terms and conditions of COBRA to establish and maintain eligibility.  In the event the provisions of this Section 7(C) are implemented, upon the payment of the Severance Compensation and any accrued but unpaid salary and vacation time as of the date of termination have been paid to Executive, the Company shall have no further obligation to Executive under this Agreement.  The Company shall not provide nor reimburse Executive for any supplemental insurance products, including life insurance.

D.            The Company shall deduct and withhold from the Severance Compensation any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required or authorized by Executive to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

8.             Good Reason.

For Purposes of this Agreement, “Good Reason” shall mean any of the following events or occurrences, provided that Executive first provides prompt written notice to Company of the event or occurrence, and Company has not cured such event or occurrence within fourteen (14) days of receipt of such notice:

A.            A material reduction or alteration in the duties, responsibilities, status, reporting responsibilities, title, or offices that Executive had with the Company immediately before the reduction;

B.            A reduction by more than 10% of the annual Base Salary that Executive was eligible to receive from the Company and its affiliates immediately before the reduction, or any cumulative reductions totaling more than 10% of the annual Base Salary of Executive as the effective date of this Agreement;

C.            A Change in Control after which the Executive is not offered the same or equivalent position at no less than ninety percent (90%) of Executive’s Base Salary immediately preceding such Change of Control;

D.            The failure of any successor to the Company by merger, consolidation or acquisition of all or substantially all of the business or assets of the Company to assume the Company’s obligations under this Agreement; or

E.             A material breach by the Company of its obligations under this Agreement.

9.             Cause.

For purposes of this Agreement, “Cause” shall mean a reasonable belief by the Board of Directors (or any of the Executive’s supervisors) that Executive has engaged in any one or more of the following:  (i) financial dishonesty, including, without limitation, misappropriation of a material or substantial quantity of Company funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company’s Board of Directors; (ii) gross insubordination; (iii) gross negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) misconduct which has a materially adverse effect upon the Company’s business or reputation; (v) the conviction of, or plea of nolo contendre to, any felony involving moral turpitude or fraud; (vi) the material breach of any provision of this Agreement; (vii) a material violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment; or (viii) the death or Disability of the Executive (as defined below).

10.           Failure to Render Service.

In the event Executive fails for a period of 365 calendar days during any twelve-month period, as a result of illness, incapacity, Disability (as defined below), injury, or by reason of any statute law, ordinance, regulation, order, judgment or decree, to render the services contemplated by this Agreement, Company, by written notice to Executive, may, to the extent consistent with applicable law, suspend payment of any salary or other benefits and/or terminate Executive’s employment without those benefits provided herein.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from this duties with the Company on a full-time basis for 365 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the

Company or its insurers and acceptable to the Executive or his/her legal representative (such agreement as to acceptability not to be unreasonably withheld).

11.           Special Change In Control Provisions.

A.            For purposes of this Agreement, “Change In Control” shall mean any of the following transactions or events effecting a change in ownership or control of the Company:

(i)            a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii)           any stockholder-approved transfer or any other disposition of all or substantially all of the Company’s assets, or

(iii)          the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, or

(iv)          a change in the composition of the Board such that: (a) five (5) or more Board members resign or are otherwise removed as Board members within any period of six (6) consecutive months or less; or (b) five (5) or more Board members opt not to stand for re-election to the Board within any period of six (6) consecutive months or less; or (c) the authorized number of Board members is increased or decreased by five (5) or more members within any period of six (6) consecutive months or less; or (d) any combination of the foregoing Sections 11(A)(iv)(a-c) occurs, such that five (5) or more Board member positions are affected by a combination of resignations/removals, the option not to stand for re-election, or the increase/decrease of the authorized number of Board members within any period of six (6) consecutive months or less.  As an example of the foregoing, and for illustrative purposes only, in the event that two (2) Board members resign, one (1) Board member opts not to stand for re-election, and the authorized number of Board members is increased by two (2) positions, all of which occur within any period of six (6) consecutive months or less, a Change of Control will be deemed to have occurred.

B.            Change in Control Acceleration. In the event of a of a Change in Control as described in Section 11(A)(iv) herein, the Options, to the extent outstanding at the time of such Change in Control, but not otherwise vested and exercisable for all the shares of Common Stock subject to those Options will, immediately and automatically as of the effective date of such Change in Control, vest and become exercisable for all of the shares of Common Stock at the time subject to the Options and may be exercised for any or all of those shares as fully-vested shares of Common Stock.  In the event of a Change of Control other than that described in Section 11(A)(iv) herein, the Options shall be governed by the terms of the Company’s 2000 Stock Incentive Plan.

D.            Termination or Resignation Following Change in Control.  Following a Change in Control, should Executive’s employment with the Company or successor company terminate by reason of (i) a resignation for Good Reason within twelve (12) months after a Change in Control, or (ii) an involuntary termination of Executive’s employment (other than a termination for Cause) within twelve (12) months after a Change in Control (“Involuntary Termination”), Executive will become entitled to receive the severance benefits set forth herein, provided and only if Executive executes and delivers to the Company or successor company a general release (in form and substance substantially similar to that in Exhibit A hereto or such other form as mutually agreed to by Executive and Company or successor company).

12. Additional Restrictive Covenants.

A.            Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he/she will obtain during the course of his/her employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he/she obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company.  Consequently, if in any period during which the Executive is receiving payments from the Company as a severance benefit, including but not limited to severance pay pursuant to Section 7, Executive shall, without prior written consent of the Company’s Board of Directors, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, render service to or be connected in any manner with, any enterprise which is engaged in any business directly competitive with that of the Company, then Company may, in its sole discretion, permanently and/or temporarily cancel and/or suspend any remaining severance payments to Executive.  Cancellation or suspension of payments to Executive under this Section 12(A) shall not be deemed a breach of this Agreement by Company.  The provisions of this Section 12(A) shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any company or other enterprise.

B.            During the Employment Period, and for any additional period thereafter during which the Executive is receiving payments from the Company as a severance benefit, including but not limited to severance pay pursuant to Section 7, Executive shall not encourage or solicit any of the Company’s employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees.  In addition, Executive shall not solicit, directly or indirectly, business from any client of the Company, induce any of the Company’s clients to terminate their existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any client or other third party.

C.            Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his/her breach of the foregoing restrictive covenants.  Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

13.           Proprietary Information.

As a condition of Executive’s employment with the Company, Executive will execute (or has already executed) the Company’s standard Confidential Information and Assignment of Inventions Agreement.  Executive’s obligations pursuant to the Confidential Information and Assignment of Inventions Agreement will survive termination of Executive’s employment with the Company.

14.           Successors and Assigns.

This Agreement is personal in its nature and the Executive shall not assign or transfer his/her rights under this Agreement.  The provisions of this Agreement shall inure to the benefit of, and be binding on each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets (whether or not such transaction qualifies as a Change in Control) or otherwise and the heirs and legal representatives of Executive.

15.           Notices.

Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Human Resources Department

Specialty Laboratories, Inc.

2211 Michigan Avenue

Santa Monica, California 90404

To Executive at the current address as noted in personnel file at Company.

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section.

16.           Governing Documents.

This Agreement along with the documents expressly referenced in this Agreement constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter.  This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company.  Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

17.           Governing Law.

The provisions of this Agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

18.           Remedies.

All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other.  A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

19.           Arbitration.

A.            Except as provided for in Section 12(C), and to the fullest extent allowed by law, any controversy or claim arising out of or relating to Executive’s employment with the Company or anything set forth herein, shall be settled by final and binding arbitration, conducted in Los Angeles County, by an arbitrator selected in accordance with the procedure set forth below.  Possible disputes covered by the foregoing, include (without limitation) claims pursuant to Title VII of the Civil Rights Act, the California Fair Employment and Housing Act and comparable statutes in other states if applicable, the Americans with Disabilities Act,  the Age Discrimination in Employment Act, and any other statutes relating to an employee’s relationship with his/her employer. The Executive and the Company shall initially confer and attempt to reach agreement on the individual to be appointed as the arbitrator.  If no agreement is reached, the Executive and the Company shall request from the Judicial Arbitration and Mediation Services (“JAMS”) a list of five (5) retired judges affiliated with JAMS. The Executive and the Company shall each alternately strike names from such list until only one (1) name remains, and such person shall thereby be selected as the arbitrator.  Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. §§ 1280 et seq.).  The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings.  To the extent that anything in this Agreement conflicts with the arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.  The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based.  The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes.  The arbitrator’s award shall be subject to correction, confirmation or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

B.            The Company shall bear the entire cost of (i) the arbitrator’s fee, (ii) any other type of expense or cost that the Executive would not be required to bear if the Executive were free to bring the dispute or claim in court and (iii) any other expense or cost that is unique to arbitration.  The parties intend that this section describing arbitration shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.  Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction.  The Executive acknowledges and agrees that he/she is waiving his/her right to a jury trial and agrees that the decision of the arbitrator shall be final and binding.  Each party shall pay its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, the Arbitrator may award reasonable fees and costs to the prevailing party.  Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator.

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20.           No Waiver.

The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any later breach of that provision.

21.           Counterparts.

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

SPECIALTY LABORATORIES, INC.

/s/ Douglas S. Harrington

By:	Douglas S. Harrington, M.D.

Title:	Chief Executive Officer

Date:	September 12, 2003

/s/ Cheryl G. Gallarda
EXECUTIVE

Date:	September 16, 2003

Exhibit A

Form of General Release

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (“Agreement”) is voluntarily entered into by «NAME» (“Executive”) and Specialty Laboratories, Inc. (“Specialty” or “Company”) to settle fully and finally all obligations and/or differences between them, disputed and/or undisputed, arising out of, relating to or resulting from Executive’s employment with Specialty and separation from employment.  Executive and Specialty agree:

1.                                                       Executive’s employment with Specialty will terminate/terminated effective «TERMDATE».  On that date Executive’s employment with Specialty will/did automatically and immediately cease for all purposes except as provided below.  Also on that date, the Company will/did provide the Executive with a final paycheck which will include payment for hours worked up through and including «TERMDATE», plus all earned and untaken vacation.

2.                                                       As full and final settlement of all claims, demands, damages, liabilities and/or causes of action of any kind whatsoever, known or unknown (“Claims”) that Executive has or may have against Specialty, its officers, directors, shareholders, owners, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, agents, employees and representatives (“Specialty, et al”), and in reliance upon Executive’s termination of employment, release, covenants and promises contained herein, Specialty agrees to provide Executive with the severance benefits provided for and described in the Employment Agreement between Specialty and Executive dated September 11, 2003.

3.                                                       In consideration of the above, Executive and Specialty waive, release and forever discharge each other, et al, from all Claims that Executive or Specialty has or may have against each other, et al, arising out of, relating to, or resulting from any events occurring before the execution of this Agreement, including but not limited to any Claims arising out of, relating to or resulting from Executive’s employment with Specialty, the cessation of that employment, any Claims for violation of Specialty’s policies or procedures, wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, negligent and/or intentional infliction of emotional distress and/or stress, negligence, injury to the psyche and/or internal organs, negligent and/or intentional misrepresentation, fraud and/or deceit, defamation and/or invasion of privacy, any claims for physical, mental and/or psychological injuries, attorneys’ fees, costs, any Claims under the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Employee Retirement Income Security Act of 1974 and/or any Claims under any other federal, state of local law, constitution, regulation or ordinance.  Executive and Specialty further agree not to bring, continue or maintain any legal proceedings of any nature whatsoever against each other, et al, before any court, administrative agency, arbitrator or any other tribunal or forum by reason of any such Claims.  Specifically included in this release are all Claims of age discrimination, whether under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., the California Fair Employment and Housing Act, California Government Code Section 12941 et seq. or any other law.

4.                                                       This Agreement is intended to be effective as a bar to all Claims as stated in paragraph 3.  Accordingly, Executive and Specialty hereby expressly waive all rights and benefits conferred by Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive and Specialty acknowledge that they may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected this Agreement, may have materially affected this settlement.  Nevertheless, Executive and Specialty hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive and Specialty acknowledge that they understand the significance and consequence of such release and such specific waiver of Section 1542.

5.                                                       Executive acknowledges and agrees he/she has signed, or concurrent with this Agreement is signing, the “Agreement with Respect to Confidential Information, Inventions and Works of Authorship” (“Confidentiality Agreement”), which is fully incorporated herein by this reference.  Executive warrants and represents he/she has not breached any of his obligations under the Confidentiality Agreement and agrees to abide by all promises, terms, obligations and covenants agreed to, made and/or assumed by Executive under the Confidentiality Agreement.

6.                                                       Executive acknowledges and agrees he/she will make only truthful remarks and statements about and will not disparage Specialty and/or Specialty’s business operations, products, services, practices, procedures, policies, officers, directors, shareholders, agents, employee and representatives.  The Company acknowledges and agrees that no member of Company senior management will make disparaging or untrue remarks about Executive.

7.                                                       Executive agrees that upon termination of employment with the Company, Executive will promptly transfer to the Company, all drawings, manuals, guides, records, notebooks, papers, writings, computer software or programs in any form and other documents and materials, including all copies thereof, which are in Executive’s possession or under Executive’s control, whether or not such items were prepared by

Executive, which would not be in the possession of the Executive except for the employment of the Executive by the Company.

8.                                                       Executive agrees not to disclose this Agreement or any of its terms to anyone except his attorney, or tax advisor, if any.

9.                                                       Specialty expressly denies any violation of any of its policies, procedures, state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Executive and Specialty relating to any alleged violation of Specialty’s policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Specialty of any violation of its policies, procedures, state or federal laws or regulations.

10.                                                 The consideration described in paragraph 2 above constitutes the sole and exclusive consideration provided Executive under this Agreement.  Executive acknowledges and agrees he/she has received all wages, bonuses, commissions, compensation remuneration, and all other moneys due him/her arising out of, relating to or resulting from his employment with Specialty, including but not limited to all moneys due him/her under any and all benefit plans established and/or maintained by Specialty.

11.                                                 Executive and Specialty each represent and warrant they have not transferred or assigned to any person or entity any rights or Claims released herein.

12.                                                 This Agreement is binding upon and inures to the benefits of Executive’s spouse, family, heirs, successors, assigns, executors, administrators and personal representatives and is binding upon the inures to the benefit of the successors and assigns of Specialty.

13.                                                 Except as explicitly provided herein, neither party will be liable to the other party for any costs or attorneys’ fees, including any provided by statutes.

14.                                                 Executive fully understands, acknowledges and agrees among the various rights and Claims he/she is waiving, releasing and forever discharging by the execution of this Agreement are all rights and Claims arising under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et. seq.  Executive further understands, acknowledges and agrees that:

a.             In return for this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement.

b.             Executive was given a copy of this Agreement on                          , and informed that Executive has been given forty-five (45) days within which to consider this Agreement;

c.             Executive has carefully read and fully understands all of the provisions of this Agreement;

d.             Executive is, by the execution of this Agreement, waiving, releasing and forever discharging Specialty, et al, from all Claims that he/she has or may have against Specialty, et al, individually and/or collectively, including but not limited to all Claims of age discrimination;

e.             Executive was previously advised, and is hereby further advised, in writing to consult with an attorney before executing this Agreement; and

f.              Executive was informed that Executive has a period of seven (7) days following the execution of this Agreement by both parties to revoke this Agreement by providing written notice of such revocation to Specialty’s Human Resources Department and was previously advised, and is hereby further advised, in writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without him/her having exercised his right of revocation; and

15.                                                 This is the entire agreement between the parties and supersedes all previous negotiations, agreements and understandings, with the exception of the Confidentiality Agreement referenced in Section 5 herein and the surviving provisions of the Employment Agreement.  Any oral representations regarding this Agreement shall have no force or effect.  No modifications of this Agreement can be made except in writing signed by Executive and an authorized representative of Specialty.  If any action or other legal proceeding is brought by either party for damages, specific performance or other injunctive relief by reason of any asserted violation of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney fees.

16.                                                 Executive acknowledges and agrees that he/she has been advised this Agreement is a final and binding legal document, that he/she has had reasonable and sufficient time and opportunity to consult with an attorney of his own choosing before signing this Agreement and that in signing this Agreement, he/she has acted voluntarily of his own free will and has not relied upon any representation made by Specialty or any of its agents, employees or representatives regarding this Agreement’s subject matter or its effect.

17.                                                 Executive agrees to return all Company property, including but not limited to all computer equipment, credit cards, telephone equipment, and dictation equipment.  Executive also agrees to provide a final reconciliation of all cash advances, travel advances, along with incurred authorized expenses as substantiated by appropriate receipts.  Executive agrees that failure to return all Company property and/or provide proper documentation to account for any outstanding travel or cash advances within seven (7) days of Executive’s execution of this Agreement shall make this Agreement null and void.

18.                                                 Executive agrees that he/she will make himself available at mutually agreeable times as requested by Specialty to use his best efforts to cooperate with Specialty in any litigation or government investigations or proceedings now pending or which may later arise in which Specialty requires or desires his cooperation as a witness or otherwise.  Specialty will reimburse Executive for reasonable travel and other out-of-pocket expenses incurred as a result of providing such cooperation.  It is understood that Executive’s availability will be for reasonable periods of time during normal business and employment activities elsewhere and that his availability for assistance in such litigation activities on behalf of Specialty will not unreasonably interfere with his efforts to pursue such other business and employment activities.

19.                                                 Any dispute or controversy between Executive, on the one hand, and Specialty, on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code §§ 1282 – 1284.2.  In the event of such arbitration, unless otherwise required by law, each party shall pay its own attorneys’ fees and costs and Specialty shall pay the arbitrator’s fees, and any and all other administrative costs of the arbitration.  Notwithstanding any provision in this Section 19, neither party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach or threatened breach of the Confidentiality Agreement or any other confidentiality obligations owed to the other party.  The provisions of this Section 19 supercede and replace in their entirety any prior arbitration agreement(s) that may exist between Executive and Specialty.

20.                                                 If any provision of this Agreement or the application thereof is held invalid the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

I HAVE COMPLETELY AND CAREFULLY READ THE FOREGOING, INCLUDING THE WAIVER AND RELEASE OF CLAIMS SET FORTH IN PARAGRAPHS 2, 3, 4, 10, 13, AND 14 ABOVE AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ITS TERMS.

THIS AGREEMENT CONTAINS A WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

Dated:
«NAME»

SPECIALTY LABORATORIES, INC.

Dated:	By: